Exhibit 99.1

Atlantic BancGroup, Inc. announces second quarter 2008 results.

JACKSONVILLE BEACH, FLORIDA, August 8, 2008

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announced today its second quarter 2008 results.

“The results for the second quarter continue to reflect the downturn in the economy and the depressed real estate market on a local, state, and national level,” stated Chief Executive Officer Barry W. Chandler.” Oceanside Bank remains well capitalized under current regulatory guidelines, despite Atlantic BancGroup posting a net loss for the quarter ended June 30, 2008, of $202,000, a decline from consolidated net income of $471,000 in the same period of 2007.  For the three months ended June 30, 2008, the Company had a $0.16 loss per diluted share, as compared with $0.38 earnings per diluted share for the same period of 2007.

Chief Executive Officer Chandler explained, “the results for the second quarter of 2008 included an increase in reserves to offset loan charge-offs and real estate foreclosures during the second quarter of 2008. During the second quarter, we added $661,000 to our allowance for loan losses, as compared with no addition in the second quarter of 2007.  The cost to manage the loan portfolio and carry foreclosed assets increased with direct expenses for foreclosed assets and related losses charged to operations totaling $77,000 for the quarter ended June 30, 2008, as compared with none in the same period of 2007.  Other related costs such as collection, legal, and audit expenses also increased in 2008 over 2007.”

Mr. Chandler continued, “consolidated total assets at June 30, 2008, reached $264.2 million, an increase of 3.1% over June 30, 2007. Consolidated deposits and consolidated net loans grew 5.6% and 11.3%, respectively, over the same period, with consolidated deposits at $219.2 million and consolidated net loans at $201.6 million at June 30, 2008. We have continued to grow the Company, maintaining a close watch on asset quality as the real estate market continues to find a settling point. Management believes that the Jacksonville Beaches market will be resilient and the general economy will recover.”

Atlantic BancGroup, Inc. is a publicly traded bank holding company, trading on the NASDAQ Capital Market, symbol ATBC.